                                 EXHIBIT (8)(c)

International Securities Lending Subcustodian and Services Agreement, dated
        December 29, 1997 between State Street Bank and Trust Company, Bank One Trust Company, N.A. and the Registrant.

INTERNATIONAL SECURITIES LENDING SUBCUSTODIAN AND SERVICES AGREEMENT
--------------------------------------------------------------------

         This International Securities Lending Subcustodian and Services Agreement (the "Agreement") is entered into as of December 29, 1997 by and between State Street Bank and Trust Company, a Massachusetts trust company (the "Custodian"), Bank One Trust Company, N.A. (the "Subcustodian") and The One Group(R), an open-end management investment company registered under the Investment Company Act of 1940 ("The One Group").

                             BACKGROUND INFORMATION
                             ----------------------

A. The Custodian has been appointed as custodian for The One Group pursuant to a Custodian Agreement between the Custodian and The One Group (the "Custodian Agreement").

B. Banc One Investment Advisors Corporation, an investment advisor registered under the Investment Advisers Act of 1940 ("BOIA") serves as investment adviser to The One Group.

C. The One Group, BOIA, and the Subcustodian intend to enter into a Securities Lending Agreement for Non-ERISA Accounts (the "Securities Lending Agreement") in order to permit The One Group to utilize the securities lending program developed by BOIA and the Subcustodian for foreign securities (the "International Securities Lending Program"). Upon execution of the Securities Lending Agreement, the Custodian and the Subcustodian shall perform the duties specified herein in order to facilitate loans of foreign securities (the "Foreign Securities") in accordance with the Securities Lending Agreement.

                             STATEMENT OF AGREEMENT
                             ----------------------

         The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

         [section]1. DESIGNATION OF SECURITIES BY BOIA. The One Group hereby authorizes BOIA to designate Foreign Securities of The One Group that are eligible for participation in the International Securities Lending Program.

         [section]2. AUTHORIZATION TO LOAN SECURITIES. Pursuant to the Securities Lending Agreement, BOIA and The One Group have authorized the Subcustodian to facilitate loans of Foreign Securities in accordance with the Securities Lending Agreement with any entity named on a list of borrowers attached to the Securities Lending Agreement as Exhibit B as amended from time to time (each a "Borrower"). Subject to the supervision of BOIA, the Subcustodian shall perform the following acts in accordance with loans of Foreign Securities under the Securities Lending Agreement:

         (a) enter into Loan Agreements on such terms as approved by BOIA;

         (b) establish one or more collateral accounts (each, a "Collateral Account;" collectively, the "Collateral Accounts") to hold cash and other securities received from Borrowers as collateral (the "Collateral") under the loan agreement with the applicable Borrower (each, a "Loan Agreement") in accordance with the terms of this Agreement and the Securities Lending Agreement;

         (c) notify BOIA upon receipt of Collateral as provided in the applicable Loan Agreement in order to permit BOIA to instruct the Custodian to transfer Foreign Securities to the applicable Borrower;

         (d) prepare each business day a mark-to-market valuation of the then fair market value of the loaned Foreign Securities, including income accrued but unpaid thereon;

         (e) receive and release Collateral as provided in the Loan Agreement with the applicable Borrower;

         (f) accept substitutions of Collateral and execute and deliver or send any receipts required under the Loan Agreement in connection therewith;

         (g) make investments of cash received as, or with respect to, Collateral ("Cash Collateral") in accordance with instructions of BOIA;

         (h) take such action upon termination of a loan as may be directed by BOIA;

         (i) take such other actions as specified in the Securities Lending Agreement; and

         (j) monitor compliance with the terms of the Loan Agreement and within a reasonable time after learning of a default, give notice thereof to BOIA, and thereafter take such actions, if any, as may be specified by BOIA.

         [section]3. DELIVERY OF FOREIGN SECURITIES TO BORROWERS. Upon receipt of Proper Instructions from BOIA as defined in the Custodian Agreement and pursuant to the Custodian Agreement, the Custodian shall deliver or cause its foreign sub-custodians to deliver such Foreign Securities to such Borrowers as are designated in Proper Instructions from BOIA. Custodian shall notify BOIA by no later than noon, New York City time, on each Business Day if: (i) a Borrower fails to return such Foreign Securities as are specified by BOIA in Proper Instructions to Custodian or its foreign sub-custodians; or (ii) a Borrower fails to pay such distributions made on or in respect of loaned Foreign Securities as are specified by BOIA in Proper Instructions. In addition, the Custodian shall send BOIA written confirmation no later than noon, New York City time, on each Business Day that Custodian has received Foreign Securities from a Borrower as specified by BOIA in Proper Instructions.

         [section]4. APPOINTMENT OF THE SUBCUSTODIAN. The One Group hereby instructs the Custodian to appoint and, solely in accordance with The One Group's instructions, the Custodian hereby appoints Subcustodian as subcustodian for The One Group, to hold certain cash and other securities received as Collateral from Borrowers for loans of Foreign Securities in connection with the International Securities Lending Program. Subcustodian represents that it is qualified to act as a custodian for a registered investment company under the Investment Company Act of 1940, as amended. Subcustodian shall only be responsible for custody hereunder of Collateral actually delivered to it and then only while it is held in and as a part of a Collateral Account. All securities accepted by Subcustodian on behalf of The One Group under the terms of this Agreement shall be in "street name" or other good delivery form.

         [section]5. REGISTRATION OF SECURITIES. Except as otherwise provided in the Securities Lending Agreement, securities held by the Subcustodian (other than bearer securities) shall be registered in the name of The One Group or in the name of the Subcustodian or of any nominee of the Subcustodian or in the name of any depository designated by the Subcustodian or its nominee.

         [section]6. COLLATERAL ACCOUNTS. All securities received as Collateral in connection with loans of securities or investments of Cash Collateral may be held in the Collateral Account established for the particular Fund of The One Group or commingled in a Collateral Account established for the International Securities Lending Program; provided, however, that all Collateral, including, without limitation, the investments of Cash Collateral shall be held in the United States. The Subcustodian may hold securities in: (i) the bank vault of Subcustodian; (ii) such other banks or trust companies as have been approved by The One Group and pursuant to a written agreement between such other banks or trust companies and the Subcustodian; (iii) its accounts with a clearing agency registered with the Securities and Exchange Commission under Section 17A of the Securities Exchange Act of 1934, which acts as a securities depository (the "Securities Depository"); or (iv) a book-entry account which is maintained for the Subcustodian by a Federal Reserve Bank (the "Book Entry Account").

         So long as Subcustodian maintains any account pursuant to (iii) or (iv) above for The One Group, Subcustodian shall: (i) identify as belonging to The One Group a quantity of such securities in the fungible bulk of securities (A) registered in the name of Subcustodian or its nominee, or (B) shown on Subcustodian's account on the books of the Securities Depository, the Book-Entry Account, or Subcustodian's agent; (ii) promptly send to The One Group and the Custodian reports it receives from the appropriate Federal Reserve Bank or Securities Depository on its system of internal accounting control; and (iii) send to The One Group and the Custodian such reports of the systems of internal accounting control of Subcustodian and its agents through which such securities are deposited as are available and as The One Group and the Custodian may reasonably request from time to time.

         [section]7. COLLECTION OF INCOME. Subcustodian shall collect all income and other payments with respect to registered securities held in a Collateral Account to which The One Group shall be entitled by law or pursuant to custom in the securities business, and shall collect all income and principal and other payments with respect to bearer securities if, on the date of payment by the issuer, such securities are held by Subcustodian in a Collateral Account. Subcustodian shall detach and present for payment all coupons and other income and principal items requiring presentation as and when they become due, shall collect dividends and interest when due on securities held in a Collateral Account, and shall endorse and deposit for collection, in the name of The One Group, checks, drafts, and other negotiable instruments on the same day as received.

         Subcustodian shall not be under any obligation or duty to take action to effect collection of any amount, if the securities held as Collateral on which such amount is payable are in default and payment is refused after due demand or presentation. Subcustodian will, however, notify BOIA in writing within a reasonable period of time of such default and refusal to pay.

         [section]8. INSTRUCTIONS. Instructions furnished to the Custodian by BOIA or to the Subcustodian by BOIA or the Custodian with respect to this Agreement shall be signed by such officer or officers of the party giving such instructions as are authorized from time to time by such party (each an "Authorized Person"); provided, however, that each of the Custodian and the Subcustodian is authorized to accept and act upon orders, whether given orally, by telephone or otherwise, which the Custodian or the Subcustodian reasonably believes to be given by an Authorized Person. All oral instructions shall be promptly confirmed in writing. The records of the Subcustodian and the Custodian shall be presumed to reflect accurately any oral instructions given by an Authorized Person or a person believed by such party to be an Authorized Person.

         [section]9. VOTING AND OTHER ACTIONS. Subcustodian shall promptly deliver or mail to BOIA all forms of proxies and all notices of meetings affecting or relating to securities held in the Collateral Account. Upon receipt of instructions of BOIA, Subcustodian shall execute and deliver such proxies or other authorizations as may be required. Neither Subcustodian nor its nominee shall vote any securities or execute any proxy to vote the same or give any consent to take any other action with respect thereto.

         [section]10. RESPONSIBILITY OF SUBCUSTODIAN. The Subcustodian shall use the same care with respect to the receiving, safekeeping, handling, and delivering of Collateral, as applicable, held under this Agreement as it uses in respect of its own similar securities, but it need not maintain any special insurance for the benefit of the Custodian, BOIA, or The One Group. The Subcustodian shall not be liable for any action taken or thing done by it in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or willful misconduct on the Subcustodian's part. The Custodian shall not be liable for any action taken or thing done by it in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or willful misconduct on the Custodian's part. In providing the services hereunder, it is understood that the Subcustodian shall neither render advice to the Custodian, BOIA, or The One Group as to the value of securities or other property, or make recommendations as to the advisability of investing in, purchasing, loaning, or selling Foreign Securities, Collateral or other property, nor shall the Subcustodian, either directly or indirectly, have any discretionary authority or control with respect to purchasing, loaning, or selling Collateral, Foreign Securities or other property for The One Group.

   Except with respect to [section]3, the Custodian shall have no responsibility for any liabilities of any party arising out of the operation of the International Securities Lending Program, as to which the Subcustodian, the Funds, and the Adviser shall have recourse only to each other.

   Notwithstanding Article 1 of the Custodian Agreement to the contrary, the Custodian shall have no responsibility for the selection or monitoring of the Subcustodian or for the actions or omissions of the Subcustodian or the Subcustodian's subcustodians or agents. The Custodian shall have no liability for and shall be released by The One Group for any losses, claims or liabilities arising from the free delivery of Foreign Securities to Borrowers pursuant to the Custodian Agreement and this Agreement. The Custodian shall be entitled to the benefits and protections afforded it under the Custodian Agreement with respect to any actions taken by it pursuant to this Agreement, and any Proper Instructions given under this Agreement shall be treated as Proper Instructions under the Custodian Agreement. The One Group acknowledges and agrees that the Subcustodian shall be solely responsible for the records it maintains with respect to the assets held by it and that the Custodian's duty to maintain records for The One Group in accordance with Article 9 of the Custodian Agreement shall not include the records maintained by the Subcustodian. Except with respect to the International Securities Lending Program as to which all parties agree that Custodian shall have no responsibilities (other than as set forth in [section]3), the

Subcustodian shall indemnify and hold the Custodian harmless against any loss, liability or claim which the Custodian suffers arising from the Subcustodian's bad faith, willful misconduct or negligence in the performance of its obligations under this Agreement which cause the Custodian to breach the Custodian Agreement. The indemnification provided hereunder by Subcustodian shall not extend to any special or consequential damages arising out of the performance of this Agreement.

   Subcustodian shall release and deliver securities held in the Collateral Account and take any other action as directed by BOIA, with respect to dividends, splits, distributions, spin-offs, puts, calls, conversions, redemptions, tenders, exchanges, mergers, reorganizations, rights, warrants, or any other similar activity relating to the securities. Subcustodian shall request direction of BOIA upon receipt of actual notice where The One Group has an option as to any such activity. For purposes of this paragraph, Subcustodian shall be deemed to have actual notice if any such activity is published in one or more of the following publications: J.J. Kenny's Munibase System, Financial Card Service, Xcitek, Inc., Standard & Poors' Called Bond Listing, Depository Trust Reorganization Notices, and The Wall Street Journal. If Subcustodian does not have actual notice of such activity, any such activity will be handled by Subcustodian on a "best efforts" basis. The Subcustodian will follow all instructions from BOIA with respect to voting as to any particular issue(s).

   As long as and to the extent that it exercises reasonable care, Subcustodian shall not be responsible for the title, validity, or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and Subcustodian shall be held harmless in acting upon instructions from an Authorized Person under this Agreement or in accordance with the Securities Lending Agreement.

   Subcustodian shall be entitled to rely upon and may act upon advice of counsel (who may or may not be counsel for the Custodian or The One Group) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

   If the Custodian, The One Group or BOIA require Subcustodian to take any action with respect to securities, which action involves the payment of monies or which action may, in the opinion of Subcustodian, result in Subcustodian's or its nominee's being liable for the payment of money or incurring liability of some other form, BOIA or The One Group, as a prerequisite to requiring Subcustodian to take such action, shall provide indemnity to Subcustodian in an amount and form satisfactory to Subcustodian.

   Neither Custodian nor Subcustodian shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused directly or indirectly, by circumstances beyond its reasonable control, including without limitation: acts of God; earthquakes; fires; floods; wars; civil or military disturbance; sabotage; epidemics; riots; terrorism; interruptions, loss or malfunctions of utilities or communications service; accidents; labor disputes; acts of civil or military authority; governmental action; or inability to obtain labor, material, equipment, or transportation.

   Subcustodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and the Securities Lending Agreement.

   [section]11. FEES. The One Group shall in connection with each loan hereunder pay to the Subcustodian the Subcustodian's fee, which shall accrue daily, and which shall be set forth on Exhibit E of the Securities Lending Agreement.

   [section]12. RECORDS AND REPORTS. The One Group hereby acknowledges that it may have the right to receive broker confirmations within the time period prescribed by 12 C.F.R. Section 12.5 at no additional cost. In lieu of receiving such confirmations within such time period, The One Group and Subcustodian agree to the alternative procedures set forth in this Section. The Subcustodian shall furnish statements of account monthly to The One Group or in such other manner and frequency as the Subcustodian and The One Group shall agree.

   The Subcustodian shall provide The One Group and the Custodian, upon request, with any quarterly or annual reports prepared in the normal course of business of the Subcustodian by the Subcustodian's independent public accountants on the account system, internal accounting controls and procedures for safeguarding securities relating to the services provided by the Subcustodian under this Agreement.

   The Subcustodian will not refuse any reasonable request for inspection and audit of its books and records by an agent of a Fund or the Custodian, as such records may relate to this Agreement.

   The Subcustodian shall cooperate with each Fund and the Custodian and their respective independent public accountants in connection with annual and other audits of the books and records of the Custodian or the Funds.

   [section]13. EFFECTIVE PERIOD, TERMINATION AND AMENDMENT. This Agreement shall become effective as of the date hereof and shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto, and may be terminated by any party hereto by an instrument in writing delivered or mailed, postage prepaid to the other parties, such termination to take effect not sooner than thirty (30) days after the date of delivery or mailing; provided, however, that the Custodian may immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Subcustodian by the Federal Deposit Insurance Corporation or upon the happening of a like event at the direction of an appropriate regulatory body or court of competent jurisdiction. Notwithstanding the foregoing, this Agreement shall not terminate with respect to loans of Foreign Securities in effect under the Securities Lending Agreement on the date of termination. Upon termination of this Agreement, the Subcustodian shall promptly deliver all property then held by the Subcustodian under this Agreement or cash proceeds thereof in accordance with instructions of BOIA.

   [section]14. COMMUNICATIONS. All communications required or permitted to be given under this Agreement shall be in writing (including telex, telegraph or telefax, facsimile, or similar electronic transmittal device) unless expressly provided otherwise, and addressed as follows:

   (a)    If to the Subcustodian:                           Bank One Trust Company, N.A.
                                                            235 West Schrock Road
                                                            Westerville, Ohio 43271-1075
                                                            Attention: Securities Lending
                                                            Telephone:  (614) 248-1167
                                                            Telefax:  (614) 248-1126

   (b)    If to the Custodian:                              State Street Bank and Trust Company
                                                            225 Franklin Street
                                                            Boston, Massachusetts 02119
                                                            Attention: Christopher J. Meyers
                                                            Telephone: (617) 985-6345
                                                            Telefax: (617) 537-5152

   (c)     If to BOIA:                                      Banc One Investment Advisors Corporation
                                                            1111 Polaris Parkway
                                                            Columbus, Ohio 43240
                                                            Attn: Steven E. Cutler
                                                            Telephone: (614) 213-8522
                                                            Telefax: (614) 213-7173

   (d)    If to The One Group:                              The One Group
                                                            c/o Banc One Investment Advisors Corporation
                                                            1111 Polaris Parkway
                                                            Columbus, Ohio 43240
                                                            Attn:  Mark A. Beeson
                                                            Telephone: (614) 213-6678
                                                            Telefax: (614) 213-6331

   [section]15. GOVERNING LAW. This Agreement shall be construed and enforced according to the laws of the State of Ohio and all provisions shall be administered according to the laws of said State, except as said laws are superseded or preempted by any Federal law.

   [section]16. SEVERABILITY. The intention of the parties to this agreement is to comply fully with all laws, rules, regulations, and public policies, and this Agreement shall be construed consistently with all laws, rules, regulations, and public policies to the extent possible. If and to the extent that any court of competent jurisdiction determines it is impossible to construe any provision of this agreement consistently with any law, rule, regulation, or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

   [section]17. NON-WAIVER. No failure by any party to insist upon compliance with any term of this Agreement, to exercise any option, enforce any right, or seek any remedy upon any default of any other party shall affect, or constitute a waiver of, the first party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the parties at variance with any provision of this Agreement shall affect or constitute a waiver of, any party's right to demand strict compliance with all provisions of this Agreement.

   [section]18. CAPTIONS. The captions of the various sections of this Agreement are not part of the context of this Agreement, but are only labels to assist in locating those sections and shall be ignored in construing this Agreement.

   [section]19. ADDITIONAL TERMS APPLICABLE TO THE ONE GROUP. The One Group is a series investment company consisting of a variety of investment portfolios and is entering this Agreement on behalf of the investment portfolios identified on Exhibit A attached to the Securities Lending Agreement ("Funds"). Any reference to The One Group in this Agreement shall be deemed a reference solely to the particular Fund to which a given lending transaction under this Agreement relates. Under no circumstances shall the rights, obligations, or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. In particular and without limiting the generality of the foregoing: (a) any event of default regarding one Fund shall not create any right or obligation with respect to any other Fund, (b) the Custodian and the Subcustodian shall have no right to set off claims of a Fund by applying property of any other Fund, and (c) no Fund shall have the right to set off against assets or property held by a Borrower, the Custodian or Subcustodian for any other Fund.

   The One Group was created under as a Massachusetts Business Trust under a Declaration of Trust filed on May 23, 1985 ("Trust Agreement"). The Trust Agreement provides, among other things, that trustees of The One Group are responsible for the actions of The One Group in their capacity as trustees and not personally. The parties hereto expressly acknowledge and agree that the obligations of The One Group hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of The One Group, but shall only bind the trust property of The One Group, as provided in the Trust Agreement. The execution and delivery of this Agreement by an officer of The One Group has been approved by the trustees of The One Group, and neither the authorization nor the execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of The One Group as provided in the Trust Agreement.

   [section]20. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach of the same, shall be settled through consultation and negotiation in good faith and a spirit of mutual cooperation. However, if those attempts fail, the parties agree that any misunderstandings or disputes arising from this Agreement shall be decided by arbitration which shall be conducted, upon request by either party, before three (3) arbitrators (unless both parties agree upon one (1) arbitrator), designated by the American Arbitration Association (the "AAA"), in accordance with the terms of the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the United States Arbitration Act (Title 9 of the United States Code), or if such Act is not applicable, any substantially equivalent state law. The parties further agree that the arbitrator(s) will decide which party must bear the expenses of the arbitration proceedings.

   [section]21. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and may not be modified or amended except by a writing signed by the parties hereto.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed this 29th day of December, 1997.

                 THE ONE GROUP

                 By:      /s/ Mark S. Redman
                    --------------------------------
                 Title:      President
                       -----------------------------


                 BANK ONE TRUST COMPANY, N.A.
                 (as Subcustodian)

                 By:     /s/ Steven E. Cutler
                    --------------------------------
                 Title:     Vice President
                       -----------------------------


                 STATE STREET BANK AND TRUST COMPANY
                 (as Custodian)

                 By:        Charles R. Whittemore, Jr.
                    ----------------------------------
                 Title:       Vice President
                       -------------------------------

9789.5